Exhibit 99.1

ALPHA INNOTECH REPORTS STRONG FIRST QUARTER

INTERNATIONAL REVENUE GROWTH

May 14, 2008 – Alpha Innotech Corp., San Leandro, California

Alpha Innotech Corp. (OTCBB:APNO), a leading provider of bioanalytical systems for drug discovery and life science research, today reported financial results for the quarter ending March 31, 2008.

First quarter revenues of $3.668 million increased 3.4% from the $3.547 million reported in the same period in 2007.

The Company posted a net loss of $2,000 in the first quarter ending March 31, 2008 as compared to a $1,000 net loss in the comparable period of 2007.

Excluding stock-based compensation, interest, and depreciation on a non-GAAP basis, the Company had net income of $338,000 for the first quarter of 2008 compared to $280,000 for the first quarter of 2007. The non-GAAP net income (loss) is reconciled to comparable GAAP net income (loss) in the table entitled “Non-GAAP Calculation of Net Income (Loss)”.

“Our focus on the rapidly growing Pacific Rim markets contributed to first quarter international revenues increasing nearly 33% from a year ago,” said Ron Bissinger, Chief Executive Officer of Alpha Innotech. “We’re also looking forward to introducing additional products in our second quarter that will continue our growth momentum.”

Additional First Quarter 2008 Achievements

•	Posted seventh consecutive quarter with positive cash flows from operating activities

•	Began shipping red™, our personal gel imager combining touch screen controls with advanced imaging technology and an integrated onboard computer, all in a uniquely compact footprint

•	Added sales personnel in Shanghai and Singapore to strengthen the Company’s presence in the rapidly growing Pacific Rim region

More information on Alpha Innotech can be found at the Company’s website www.alphainnotech.com.

About Alpha Innotech Corp.

Founded in 1992 and with over 10,000 systems sold worldwide, Alpha Innotech is a leading developer, manufacturer and marketer of digital imaging and analysis systems for the life science research and drug discovery markets. Our goal is to combine instruments, reagents and bioinformatics software to offer integrated modular technology platforms for functional genomics, proteomics and cell analysis markets. Our customers include pharmaceutical and biotechnology companies as well as universities, medical centers, government research institutes and agencies worldwide.

Use of Non-GAAP Financial Measures

To supplement the Company’s financial statements presented in accordance with GAAP, the Company is also providing non-GAAP financial information. The presentation of non-GAAP financial information should be considered in addition to the Company’s GAAP results and is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with GAAP. The Company believes that both management and investors benefit from referring to non-GAAP financial information that excludes certain expenses in their assessment of the Company’s performance. The Company also believes that investors benefit from increased transparency into supplemental information used by management in its financial and operational decision making.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements involve a number of risks and uncertainties that include, but are not limited to, the Company’s ability to obtain additional financing if needed, the timing of the introduction and success of new products, and the Company’s growth prospects, that could cause actual results to differ materially from those anticipated or planned by these forward-looking statements. Please also refer to the risk factors described in our filings with the Securities and Exchange Commission, including our recent Form 10-KSB and Forms 10-QSB filed with the Securities and Exchange Commission. We do not intend to update the forward-looking information contained in this news release except as required by law.

Contact:

Alpha Innotech Corp.

Ron Bissinger, CEO

Tel: 510-483-9620

Alpha Innotech Corp.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007
Revenue	3,668	3,547
Cost of goods sold	1,557	1,575

Gross profit	2,111	1,972

Operating expenses:
Sales and marketing	1,185	1,055
Research and development	375	304
General and administrative	567	532

Total operating expenses	2,127	1,891

Profit (loss) from operations	(16)	81
Interest expense	(83)	(82)
Other income (expense), net	97	0

Net profit (loss) applicable to common stockholders	(2)	(1)

Profit (loss) per common share - basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding - basic and diluted	10,536,390	10,343,383

Alpha Innotech Corp.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	214	168
Restricted cash	50	50
Accounts receivable, net	2,071	2,230
Inventory, net	1,248	1,006
Prepaid expenses and other current assets	144	219

Total current assets	3,727	3,673
Property and equipment, net	854	914
Other assets	90	90

Total assets	4,671	4,677

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	1,768	1,786
Accrued liabilities	1,278	1,330
Current portion of debt	1,128	1,407
Deferred revenue	1,013	1,027
Other liabilities	287	265

Total current liabilities	5,474	5,815
Debt, net of current portion	313	308

Total stockholders’ deficit	(1,116)	(1,446)

Total liabilities and stockholders’ deficit	4,671	4,677

Alpha Innotech Corp.

Non-GAAP Calculation of Net Income (Loss)

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2008	2007
Non-GAAP calculation of net income (loss) :
GAAP net loss	(2)	(1)
Interest	83	82
Depreciation	137	144
Stock-based compensation	120	55

Non- GAAP basis income (loss)	$338	$280